UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): April 6, 2007
UST INC.
(Exact name of Company as specified in its charter)

DELAWARE	0-17506	06-1193986

(State or other jurisdiction of	(Commission	I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

100 West Putnam Avenue, Greenwich, Connecticut	06830

(Address of principal executive offices)	(Zip Code)
(203) 661-1100
(Registrant’s telephone number, including area code)
None
(Former name, former address and former fiscal year,
if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Item 9.01. Financial Statements and Exhibits
SIGNATURE PAGE
EXHIBIT INDEX
EX-10.1: NON-COMPETITION AND RELEASE AGREEMENT
EX-10.2: FORM OF NOTICE OF GRANT AND RESTRICTED STOCK AGREEMENT

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On April 6, 2007, upon the recommendation of its Compensation Committee, the Company entered into an agreement with Mr. D’Alessandro to set forth the mutual agreement of the Company and Mr. D’Alessandro as to the rights and obligations of the parties in connection with his retirement from the Company, all as contemplated by the agreement entered into by the Company and Mr. D’Alessandro on June 23, 2006 (the “Employment Agreement”). The new agreement is referred to herein as the “Non-Competition and Release Agreement.”
     As reflected in the Non-Competition and Release Agreement and subject to Mr. D’Alessandro’s compliance with the terms thereof, he will receive, over a two-year period, payments from the Company in the aggregate amount of $2,392,500. Such payments will be made in equal monthly installments; provided, however, that the first six installments will be delayed and paid as a single lump sum on the date that is six months and one day after separation from service to the extent that such delay is necessary to comply with the requirements of Internal Revenue Code Section 409A. Mr. D’Alessandro will also receive a pro rata portion of the annual bonus he would have received under the Company’s Incentive Compensation Plan had he remained employed through the end of 2007, based on the Company’s actual performance.
     Mr. D’Alessandro will continue to receive coverage under the Company’s health and welfare benefit plans (including life insurance and group health insurance) for the two-year period. He will also become a participant in the Company’s Officers’ Supplemental Retirement Plan (the “SOP”). His separation from service, therefore, constitutes retirement under the terms of the SOP and for purposes of all outstanding equity awards. He will receive benefits under the SOP and the Company’s other retirement plans based on his age and years of service on the date of his separation of service and will commence benefits in accordance with the terms of such plans.
     In consideration of the foregoing, Mr. D’Alessandro has agreed not to compete with the Company for a period of two years from the date of separation by engaging or participating in any business or industry which is then in direct or indirect competition with any businesses in which the Company participates wherever located in the world. He has also agreed not to solicit, during such two-year period, any agent, client, supplier or other business contact of the Company to cancel or adversely change its relationship with the Company. In addition, he has agreed to release the Company and its affiliates from all liabilities and claims that he may have against them arising prior to March 31, 2007.
     Under the Non-Competition and Release Agreement, Mr. D’Alessandro will continue to be bound by the confidentiality restrictions provided in the Employment Agreement. The Employment Agreement is otherwise terminated.
     The Company does not expect the foregoing to have a material impact on the Company’s results of operations in any particular reporting period, or to change the Company’s previously announced range of anticipated earnings results for 2007.
     The foregoing summary is qualified in its entirety by the text of the Non-Competition and Release Agreement, which is filed herewith as Exhibit 10.1.
Restricted Stock Agreement With Officer
     As previously announced, James D. Patracuolla, the Company’s chief accounting officer, has assumed Mr. D’Alessandro’s responsibilities as chief financial officer in the interim until a successor has been named. On April 4, 2007, upon recommendation of the Company’s Compensation Committee and in recognition of Mr. Patracuolla’s expanded duties, the Company granted him 7,500 shares of restricted stock under the UST Inc. 2005 Long-Term

Incentive Plan (the “Plan”). This award will vest on April 4, 2011 (the “Vesting Date”), provided that he remains employed through that date. However, in the event that Mr. Patracuolla’s employment is terminated by reason of death, disability, without “cause” by the Company or for “good reason” by him (as such terms are defined in the agreement evidencing such award (the “Award Agreement”)) the shares of restricted stock will vest in full. In addition, upon a change in control (as defined in the Award Agreement) the restricted stock will remain outstanding and will vest upon the earlier of April 4, 2011 or termination of Mr. Patracuolla’s employment by the Company other than for “cause” or by him for “good reason” (as such terms are defined in the Award Agreement).
Mr. Patracuolla has recently filed a Form 4 with the Securities and Exchange Commission with respect to such grant.
The foregoing summary is qualified in its entirety by the text of the Company’s form of Notice of Grant and Restricted Stock Agreement pursuant to which such grant was made, which is filed herewith as Exhibit 10.2.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits
Exhibit 10.1 Non-Competition and Release Agreement between UST Inc. and Robert T. D’Alessandro
Exhibit 10.2 Form of Notice of Grant and Restricted Stock Agreement

SIGNATURE PAGE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 6, 2007	UST INC.
	By:	/s/ MARIA R. SHARPE
		Name:	Maria R. Sharpe
		Title:	Senior Vice President and Secretary

EXHIBIT INDEX

Exhibit No.	Document Description
10.1	Non-Competition and Release Agreement between UST Inc. and Robert T. D’Alessandro

10.2	Form of Notice of Grant and Restricted Stock Agreement